UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2017

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 9 through January 12, 2017, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the installment date of January 30, 2017.  In connection with the pre-installments, the Company issued 225,000 shares of common stock upon the conversion of $570,060 principal amount of 2016 Notes at a conversion price of $2.53 per share (adjusted for the recent reverse stock split effective December 28, 2016).

As of January 13, 2017 a total principal amount of $2.0 million of the 2016 Notes has been converted into shares of common stock.  The amount equal to the number of shares issued during the pre-installment period multiplied by the conversion price in effect at the installment date of January 30, 2017 is not subject to deferral to future periods.  Approximately $73.0 million in note principal remains to be converted. A total of $8.6 million of the proceeds from the 2016 Notes has been released to the Company including $6.0 million at closing and $2.6 million in early release from the restricted cash accounts. $59.4 million remains in the restricted accounts to have the restrictions removed and become available to the Company at future dates pursuant to terms of the 2016 Notes.

As of January 13, 2017 there are 1,527,904 shares of common stock issued and outstanding (adjusted for the recent reverse stock split effective December 28, 2016).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 13, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer